SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 12, 2004

                                  SYSTEMAX INC.
               (Exact Name of Registrant as Specified in Charter)

      DELAWARE                          1-13792                 11-3262067
(State or Other Jurisdiction          (Commission              (IRS Employer
   of Incorporation)                   File Number)          Identification No.)

                              11 HARBOR PARK DRIVE
                         PORT WASHINGTON, NEW YORK 11050
          (Address of Principal Executive offices, including Zip Code)

       Registrant's telephone number, including area code: (516) 608-7000

                                      N.A.
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (SEE General Instruction A.2 below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

                                  Page 1 of 42

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On October 12, 2004, the Company entered into an employment agreement with Gilbert Fiorentino, the Chief Executive Officer of its subsidiary Tiger Direct, Inc. and a director of the Company. The agreement is effective as of June 1, 2004 and expires on December 31, 2013 unless terminated sooner under the terms of the agreement. The Company may terminate the agreement without cause on 30 days notice provided certain severance payments are made (see below). A copy of the agreement is filed as an exhibit to this Form 8-K.

     Mr. Fiorentino's compensation consists of a base salary at the initial annual rate of $400,000 (which shall be increased by five percent per year subject to certain Company earnings requirements) and a performance bonus of $250,000 per year (similarly increasing annually) provided that he meets certain performance criteria previously established from time to time by the Executive Committee of the Board of Systemax. Also, Mr. Fiorentino would be entitled to a special bonus of 0.85% of the total proceeds upon the first occurrence of a change of control meeting certain conditions. Additional benefits include medical benefits, life insurance, an automobile and vacation. The Company has also agreed to make certain "gross up" payments if other payments to Mr. Fiorentino are deemed by the IRS to be subject to excise tax.

     The vesting schedule of previously-granted options was accelerated. Mr. Fiorentino also was granted new options under the Company's 1999 Long Term Stock Incentive Plan for 166,667 shares, and the agreement obligates the Company to issue additional options on 166,667 shares in each of August 2005 and 2006, at the then-fair market value. Options will vest in five annual cumulative installments of 20% each.

     Mr. Fiorentino also was granted, pursuant to a restricted stock unit agreement (the form of which is part of his employment agreement), 1,000,000 restricted stock units under the 1999 Long Term Stock Incentive Plan (conditioned upon stockholder approval at the next annual meeting ) and satisfaction of certain performance conditions based on the earnings before interest, taxes, depreciation and amortization in fiscal 2004 or fiscal 2005. A majority of the outstanding shares have, through a voting agreement and irrevocable proxy with the Company, agreed to vote their shares to approve such grant. Such restricted stock units generally vest at the rate of 20% on May 31, 2005 (or, if the performance conditions are only satisfied in 2005, the date when they are determined to have been satisfied) and 10% per year on April 1, 2006 and each year thereafter. The restricted stock units do not reflect actual issued shares of common stock; shares are distributed after a "Distribution Event" (as defined in the Agreement). If the Company pays dividends or makes other distributions during the term of the restricted stock agreement, however, Mr. Fiorentino has the right to receive equivalent payments under certain circumstances, but shares of Company stock shall only be distributed when there is a Distribution Event.

     Mr. Fiorentino is subject to a two year non-competition covenant following termination of employment, although such period can be shortened to one year or lengthened to three years by the Company in the event of a Termination Without Cause (as defined). The Company is obligated to continue the employee's salary and certain other benefits for such non-competition period after an early termination by (a) the Company other than for cause or (b) the employee for "Good Reason" (as defined) or after the expiration of the agreement at its scheduled termination date. In the event of a Termination Without Cause by the Company or a termination by the employee for Good Reason, certain unvested restricted stock units generally vest and certain options may vest. In certain instances the Company has the right to redeem vested restricted stock units at fair market value.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(A) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED - not applicable

(B) PRO FORMA FINANCIAL INFORMATION - not applicable

(C) EXHIBITS

     10.1 Employment Agreement between Systemax Inc. and Gilbert Fiorentino including form of Restricted Stock Unit Agreement, dated October 12, 2004*

*  Management contracts or compensatory plans


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          SYSTEMAX INC.

                                          By: /s/ Steven Goldschein
                                          Name: Steven Goldschein
                                          Title: Senior Vice President and CFO



Dated:  October 18, 2004

                                  EXHIBIT INDEX

10.1 Employment Agreement between Systemax Inc. and Gilbert Fiorentino including form of Restricted Stock Unit Agreement, dated October 12, 2004